Exhibit 99

EXECUTION COPY

$800,000,000

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

July 6, 2006

among

PacifiCorp,

The Banks Party Hereto

JPMorgan Chase Bank, N.A.,

as Administrative Agent and Issuing Bank

and

The Royal Bank of Scotland plc,

as Syndication Agent

The Bank of Nova Scotia,

Barclays Bank PLC and

Union Bank of California, N.A.,

Co- Documentation Agents

J.P. Morgan Securities Inc. and

RBS Securities Corporation,

Co-Lead Arrangers and Joint Bookrunners

EXHIBITS

Commitment Schedule

Pricing Schedule

Exhibit A	- Note
Exhibit B	- Competitive Bid Quote Request
Exhibit C	- Invitation for Competitive Bid Quotes
Exhibit D	- Competitive Bid Quote
Exhibit E-1	- Opinion of Internal Counsel for the Borrower
Exhibit E-2	- Opinion of Counsel for the Borrower
Exhibit F	- Opinion of Special Counsel for the Agent
Exhibit G	- Assignment and Assumption Agreement
Exhibit H	- Extension Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 6, 2006 among PACIFICORP, the BANKS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank, and THE ROYAL BANK OF SCOTLAND PLC, as Syndication Agent.

W I T N E S S E T H :

WHEREAS, certain of the parties hereto have heretofore entered into an Amended and Restated Credit Agreement dated as of August 29, 2005 (the “Existing Agreement”);

WHEREAS, at the date hereof, there are no Loans or Letters of Credit outstanding under the Existing Agreement; and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein and to restate the Agreement in its entirety to read as set forth below;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.

“Administrative Questionnaire” means, with respect to each Bank, the administrative questionnaire in the form submitted to such Bank by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Administrative Agent” means JPMCB in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Agent” means the Administrative Agent or the Syndication Agent.

“Agreement” means the Existing Agreement, as amended by this Amended Agreement, and as the same may be further amended from time to time after the date hereof.

“Amended Agreement” means this Amended and Restated Credit Agreement dated as of July 6, 2006.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

“Approved Fund” means any Fund that is administered or managed by (i) a Bank, (ii) an affiliate of a Bank or (iii) an entity or an affiliate of an entity that administers or manages a Bank.

“Assignee” has the meaning set forth in Section 9.06(c).

“Authorized Officer” means (i) the President and Chief Executive Officer of the Borrower, (ii) the Treasurer of the Borrower or (iii) any other officer of the Borrower designated as such by the officers referred to in clauses (i) and (ii) in a written instrument furnished to the Administrative Agent.

“Bank” means each bank or other financial institution listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

“Base Rate Loan” means a Committed Loan that bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election, the last sentence of Section 2.08(a), Section 2.17(c)(ii) or Article 8.

“Borrower” means PacifiCorp, an Oregon corporation, and its successors.

“Borrower’s 2006 Form 10-K” means the Borrower’s annual report on Form 10-K for the fiscal year ended March 31, 2006, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Borrowing” has the meaning set forth in Section 1.03.

“Capitalized Lease Obligation” means, with respect to any Person, the obligation of such Person to pay rent or other amounts under any lease of real or personal property which obligation is required to be classified and accounted for as a capital lease on the balance sheet of such Person under generally accepted accounting principles (including the Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, but without regard to paragraph 48 of such Statement) and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles (including such Statement No. 13).

“Cash Collateralize” means to pledge and deposit with or deliver to the Issuing Bank, as collateral for the applicable outstanding Letter of Credit, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Issuing Bank. The Borrower hereby grants to the Issuing Bank, for the benefit of the Issuing Bank and the Banks, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked interest bearing (to the extent available) deposit accounts at the Issuing Bank.

“Commitment” means (i) with respect to any Bank listed on the signature pages hereof, the amount set forth opposite its name on the Commitment Schedule as its Commitment and (ii) with respect to each Additional Bank or Assignee which becomes a Bank pursuant to Section 2.18, 8.06 or 9.06(c), the amount of the Commitment thereby assumed by it, in each case as such amount may from time to time be reduced pursuant to Section 8.06 or 9.06(c) or increased pursuant to Section 2.18, 8.06 or 9.06(c).

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Committed Loan” means a loan made by a Bank pursuant to Section 2.01(a); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Commodity Forward Contract” means a forward contract (i) pursuant to which the Borrower is entitled to make or receive payment based on a differential or contracted price and the actual spot market of electricity or natural gas and (ii) which is utilized by the Borrower to hedge its excess or shortage of net electricity or natural gas for future months.

“Competitive Bid Absolute Rate” has the meaning set forth in Section 2.03(d).

“Competitive Bid Absolute Rate Loan” means a loan made or to be made by a Bank pursuant to an Absolute Rate Auction.

“Competitive Bid Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Competitive Bid Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Competitive Bid Lending Offices for its Competitive Bid LIBOR Loans, on the one hand, and its Competitive Bid Absolute Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Competitive Bid LIBOR Loan” means a loan made or to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01(a)).

“Competitive Bid Loan” means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

“Competitive Bid Margin” has the meaning set forth in Section 2.03(d).

“Competitive Bid Quote” means an offer by a Bank to make a Competitive Bid Loan in accordance with Section 2.03.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds (other than surety bonds), debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all non-contingent reimbursement, indemnity or similar obligations of such Person in respect of amounts paid under a letter of credit, surety bond or similar instrument, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others Guaranteed by such Person. Solely for the purpose of calculating compliance with the requirements of Section 5.05, Debt shall not include Debt of the Borrower or its Consolidated Subsidiaries arising from the application of Financial Interpretation Number 45 of the Financial Accounting Standards Board, Financial Interpretation Number 46 of the Financial Accounting Standards Board or Issue No. 01-08 of the Emerging Issues Task Force (EITF).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Departing Bank” has the meaning set forth in Section 3.01.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, New York, Los Angeles, California or San Francisco, California are authorized by law to close.

“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Effective Date” means the date on which this Amended Agreement becomes effective pursuant to Section 3.01.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means a Committed Loan that bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“Euro-Dollar Margin” has the meaning set forth in Section 2.07(b).

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.07(b) on the basis of the London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Agreement” has the meaning set forth in the recitals hereto.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fixed Rate Loans” means Euro-Dollar Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01(a)) or any combination of the foregoing.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Group of Loans” means at any time a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Agreement” means any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Increased Commitments” has the meaning set forth in Section 2.18.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Period” means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter as the Borrower may elect in such notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c) no Interest Period shall end after the Termination Date.

(2) with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending (x) one or two weeks, (y) one, two, three or six months or (z) a specified number of days (but not less than seven days) thereafter, as the Borrower may elect in accordance with Section 2.03; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any one-month, two-month, three-month or six-month Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c) no Interest Period shall end after the Termination Date.

(3) with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days (but not less than 7 days) thereafter as the Borrower may elect in accordance with Section 2.03; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

(b) no Interest Period shall end after the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

“Issuing Bank” means JPMCB or any other Bank designated by the Borrower that may agree to issue Letters of Credit hereunder pursuant to an instrument in form reasonably satisfactory to the Administrative Agent, each in its capacity as an issuer of a Letter of Credit hereunder.

“JPMCB” means JPMorgan Chase Bank, N.A., and its successors.

“LC Cut-Off Date” means the tenth Domestic Business Day prior to the Termination Date.

“Letter of Credit” means a letter of credit issued or to be issued hereunder by an Issuing Bank.

“Letter of Credit Liabilities” means, for any Bank and at any time, such Bank’s ratable participation in the sum of (i) the aggregate amount then owing by the Borrower in respect of amounts paid by the Issuing Bank upon a drawing under a Letter of Credit issued hereunder and (ii) the aggregate amount then available for drawing under all outstanding Letters of Credit.

“LIBOR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Committed Loan or a Competitive Bid Loan and “Loans” means Committed Loans or Competitive Bid Loans or any combination of the foregoing.

“London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).

“Material Debt” means Debt of the Borrower arising under a single or series of related instruments or other agreements exceeding $35,000,000 in principal amount.

“Material Hedging Obligations” means payment obligations in respect of one or more Hedging Agreements with a single counterparty which have Negative Termination Values exceeding $35,000,000 in aggregate amount.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

“MidAmerican” means MidAmerican Energy Holdings Company or any wholly-owned subsidiary thereof that owns the common stock of the Borrower.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Termination Value” means, with respect to any Hedging Agreement of the Borrower, the amount (if any) that the Borrower would be required to pay if such Hedging Agreement were terminated by reason of a default by or other termination event relating to the Borrower, such amount to be determined on the basis of an estimate made by the Borrower in good faith. The Negative Termination Value of any such Hedging Agreement at any date shall be determined (i) as of the end of the most recent Fiscal Quarter ended on or prior to such date if such Hedging Agreement was then outstanding or (ii) as of the date such Hedging Agreement is entered into if it is entered into after the end of such Fiscal Quarter. However, if an applicable agreement between the Borrower and the relevant counterparty provides that, upon any such termination by such counterparty, one or more other Hedging Agreements (if any then exist) between the Borrower and such counterparty would also terminate and the amount (if any) payable by the Borrower would be a net amount reflecting the termination of all the Hedging Agreements so terminated, then the Negative Termination Value of all the Hedging Agreements subject to such netting shall be, at any date, a single amount equal to such net amount (if any) payable by the Borrower, determined as of the later of (i) the end of the most recently ended Fiscal Quarter or (ii) the date on which the most recent Hedging Agreement subject to such netting was entered into.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Competitive Bid Borrowing (as defined in Section 2.03(f)).

“Notice of Interest Rate Election” has the meaning specified in Section 2.08.

“Notice of Issuance” means any notice delivered pursuant to Section 2.17(b) hereof.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pollution Bonds” means bonds issued for the purpose of financing all or any part of the cost of facilities acquired or constructed for use by the Borrower; provided that the interest on such bonds is exempt from tax under the Internal Revenue Code as in effect when the debt evidenced by such bonds is incurred.

“Pollution LC” means a letter of credit issued for the purpose of (i) supporting payments of principal and interest on Pollution Bonds or (ii) providing funds to purchase Pollution Bonds from the holders thereof.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means the rate of interest publicly announced by JPMCB in New York City from time to time as its Prime Rate.

“Qualifying Junior Subordinated Debt” means subordinated debt of the Borrower which has (i) an original maturity of 20 years or more; (ii) provisions permitting the Borrower to defer the payment of interest for a period or periods of 20 consecutive quarters or more; (iii) no principal payments that are due and payable until after the Termination Date; and (iv) all other characteristics (except interest rate) materially no less favorable to the Borrower than the Borrower’s 8 1/4% Junior Subordinated Deferrable Interest Debentures, Series C maturing on June 30, 2036 and described in PacifiCorp Capital I’s Prospectus Supplement dated June 6, 1996.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.

“RBS” mean The Royal Bank of Scotland plc, and its successors.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” has the meaning specified in Section 2.17(c).

“Required Banks” means at any time Banks having more than 50% of the Total Commitment or, if the Commitments shall have been terminated, holding more than 50% of the Total Outstanding Amount.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Syndication Agent” means RBS in its capacity as syndication agent in respect of this Agreement, and its successors in such capacity.

“Tangible Net Worth” means at any date the consolidated shareholders’ equity of the Borrower and its Consolidated Subsidiaries less their Intangible Assets, all determined as of such date. For purposes of this definition “Intangible Assets” means the amount (to the extent reflected in determining such shareholders’ equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to March 31, 2006 in the book value of any asset owned by the Borrower or its Consolidated Subsidiaries, (ii) unamortized debt discount and expense and unamortized deferred charges, but only to the extent that such costs are not recoverable by the Borrower through inclusion in the Borrower’s utility rates and (iii) goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

“Termination Date” means, for each Bank, its Commitment and any Loans made by it, July 6, 2011, as such date may be extended from time to time with respect to such Bank pursuant to Section 2.01(c) or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

“Total Capitalization” at any date means, without duplication and after intercompany eliminations among the Borrower and its Consolidated Subsidiaries, the sum of (i) all Debt of the Borrower and its Consolidated Subsidiaries, (ii) preferred stock of the Borrower and (iii) common stock equity of the Borrower, all determined as of such date; provided that Qualifying Junior Subordinated Debt shall be included in Total Capitalization only if and to the extent that the inclusion thereof does not cause the aggregate amount of all preferred stock and Qualifying Junior Subordinated Debt to exceed 15% of Total Capitalization.

“Total Commitment” means at any time the aggregate amount of the Commitments of all Banks at such time (as such Commitments may be reduced from time to time pursuant to Section 2.10 hereof). The initial amount of the Total Commitment is $800,000,000.

“Total Debt” at any date means, without duplication and after intercompany eliminations among the Borrower and its Consolidated Subsidiaries, the sum of (i) all Debt of the Borrower and its Consolidated Subsidiaries (other than Qualifying Junior Subordinated Debt) and (ii) any portion of mandatorily redeemable preferred stock of the Borrower or any of its Consolidated Subsidiaries that is a current liability, all determined as of such date.

“Total Outstanding Amount” means at any time the sum of (i) the aggregate outstanding principal amount of the Loans at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans plus, without duplication, (ii) the aggregate amount of the Letter of Credit Liabilities of all Banks at such time.

“Umbrella Mortgage” means the Indenture of Mortgage and Deed of Trust dated as of January 9, 1989 between the Borrower and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank, successor by merger to Morgan Guaranty Trust Company of New York), as Trustee, as amended or supplemented from time to time.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited financial statements of the Borrower delivered to the Banks; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks; provided further that the effects of application of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, with respect to unsettled power purchase and power sale contracts of the Borrower shall be eliminated in determining the Borrower’s compliance with the covenants contained in Sections 5.05 and 5.06. Unless the context otherwise requires, all references to financial statements of the Borrower shall mean consolidated financial statements of PacifiCorp and its Consolidated Subsidiaries.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks made or to be made to the Borrower pursuant to Article 2 on a single date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments, while a “Competitive Bid Borrowing” is a Borrowing under Section 2.03 in which the Bank participants are determined on the basis of their bids in accordance therewith).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments to Lend; Extension of Commitments. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section 2.01(a) from time to time from and after the Effective Date and prior to the Termination Date in amounts such that (i) the aggregate principal amount of Committed Loans by such Bank at any one time outstanding plus the aggregate amount of its Letter of Credit Liabilities at such time shall not exceed the amount of its Commitment and (ii) the Total Outstanding Amount shall not exceed the Total Commitment. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a), repay, or to the extent permitted by Section 2.12, prepay Loans and reborrow at any time prior to the Termination Date under this Section 2.01(a).

(a) Each Borrowing under this Section 2.01 shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(b)) and shall be made from the several Banks ratably in proportion to their respective Commitments.

(b) The Borrower may, upon notice to the Administrative Agent not less than 60 days but no more than 90 days prior to the first and/or the second anniversary of the Effective Date, propose to extend the Termination Date for an additional one-year period measured from the Termination Date then in effect. The Administrative Agent shall promptly notify each Bank of receipt of such request, and each Bank shall endeavor to respond to such request, whether affirmatively or negatively (such determination in the sole discretion of such Bank), by notice to the Borrower and the Administrative Agent within 30 days. Any Bank which does not give such notice to the Borrower and the Administrative Agent shall be deemed to have elected not to extend as requested, and the Commitment of each non-extending Bank shall terminate on its Termination Date determined without giving effect to such requested extension. The Borrower may, in accordance with Section 8.06, designate another bank or other financial institution (which may be, but need not be, an extending Bank) to replace a non-extending Bank.

(c) Any extension of the Commitments pursuant to this Section shall be subject to satisfaction of the following conditions:

(i) before and after giving effect to such extension, all representations and warranties contained in Article 4 shall be true;

(ii) at the time of such extension, no Default shall have occurred and be continuing or would result from such extension; and

(iii) receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit H hereto (the “Extension Agreement”) duly completed and signed by the Borrower, the Administrative Agent and all of the Banks which have responded affirmatively, which Banks shall have at least 51% of the aggregate amount of the Commitments.

Section 2.02. Notice of Committed Borrowings. The Borrower shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) not later than 12:00 noon (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(b) the aggregate amount of such Borrowing,

(c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate, and

(d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Competitive Bid Borrowings.

(a) The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01, the Borrower may, as set forth in this Section, request the Banks to make offers to make Competitive Bid Loans to the Borrower from time to time prior to the Termination Date. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Competitive Bid Quote Request substantially in the form of Exhibit B hereto so as to be received no later than 12:00 noon (New York City time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

(ii)      the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $1,000,000,

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(iv) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request.

(c) Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request, the Administrative Agent shall send to the Banks by telex or facsimile transmission an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

(d) Submission and Contents of Competitive Bid Quotes. (i) Each Bank may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(i) Each Competitive Bid Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

(A) the proposed date of Borrowing,

(B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $1,000,000 or a larger multiple thereof, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Bank may be accepted,

(C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (rounded to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(D) in the case of an Absolute Rate Auction, the rate of interest per annum (rounded to the nearest 1/10,000th of 1%) (the “Competitive Bid Absolute Rate”) offered for each such Competitive Bid Loan, and

(E) the identity of the quoting Bank.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

(ii) Any Competitive Bid Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

(B) contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

(D) arrives after the time set forth in subsection (d)(i).

(e) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Competitive Bid Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than 12:00 noon (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

(ii) the principal amount of each Competitive Bid Borrowing must be $10,000,000 or a larger multiple of $1,000,000,

(iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be,

(iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement, and

(v) immediately after such Competitive Bid Borrowing is made, the Total Outstanding Amount shall not exceed the Total Commitment.

(g) Allocation by Administrative Agent. If offers are made by two or more Banks with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

Section 2.04. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 3:00 p.m. (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will promptly make the funds so received from the Banks available to the Borrower in immediately available funds at the Administrative Agent’s aforesaid address.

(c) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing (or, in the case of a Base Rate Borrowing, prior to 1:00 p.m. (New York City time) on the date of such Borrowing) that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.04 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate for such day and the interest rate applicable to such Borrowing pursuant to Section 2.07 and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.05. Notes. (a) Each Bank may, by notice to the Borrower and the Administrative Agent, request (i) that its Loans be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank’s Loans or (ii) that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be promptly furnished to the requesting Bank and shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(b) Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

Section 2.06. Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon) on the Termination Date.

(b) Each Competitive Bid Loan shall mature, and the principal amount thereof shall be due and payable (together with accrued interest thereon) on the last day of the Interest Period applicable thereto.

Section 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Payment Date and, with respect to the principal amount of any Base Rate Loan that is prepaid or converted to a Euro-Dollar Loan, on the date of such prepayment or conversion. Any overdue principal of or overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Base Rate for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

“Euro-Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“London Interbank Offered Rate” applicable to any Interest Period means the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from Telerate Successor Page 3750, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “London Interbank Offered Rate” applicable to such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period.

(c) Any overdue principal of or overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the higher of (i) 1% plus the rate otherwise applicable to such Euro-Dollar Loan as provided in the preceding paragraph of this Section or (ii) 1% plus the Base Rate for such day.

(d) Subject to Section 8.01(a), each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period plus (or minus) the Competitive Bid Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or overdue interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Base Rate for such day.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.08. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.08(d) and the provisions of Article 8), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case as of the last day of the then current Interest Period applicable thereto.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 12:00 noon (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.08(a);

(iii) if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.08(a), the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d) The Borrower shall not be entitled to elect to convert any Committed Loans to, or continue any Committed Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

(e) If any Committed Loan is converted to a different type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

Section 2.09. Fees. (a) The Borrower shall pay to the Administrative Agent for the account of the Banks ratably a facility fee at the Facility Fee Rate (determined for each day in accordance with the Pricing Schedule). Such facility fee shall accrue (i) for each day from and including the Effective Date to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety), on the Total Commitment (whether used or unused) in effect at the close of business on such day and (ii) if the Total Outstanding Amount is not zero on the Termination Date (or such earlier date of termination), then for each day from and including the Termination Date (or such earlier date of termination) to but excluding the date the Total Outstanding Amount shall be reduced to zero, on the Total Outstanding Amount at the close of business on such day.

(b) The Borrower shall pay (i) to the Administrative Agent for the account of the Banks ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the Euro-Dollar Margin for such day and (ii) to the Issuing Bank for its own account, a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Bank at such rate as previously agreed to in writing by the Borrower and the Issuing Bank.

(c) Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Payment Date, beginning June 30, 2004, and on the Termination Date (and, if later, the date the Total Outstanding Amount shall be reduced to zero). If the Commitments are terminated in their entirety, all fees accrued under this Section to but excluding the effective date of such termination shall be payable on such date.

Section 2.10. Optional Termination or Reduction of Commitments. The Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of at least $10,000,000 or any larger multiple of $1,000,000, the Total Commitment in excess of the Total Outstanding Amount.

Section 2.11. Mandatory Termination of Commitments. The Commitments shall terminate at the close of business on the Termination Date.

Section 2.12. Optional Prepayments. (a) The Borrower may, upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans (or any Competitive Bid Borrowing bearing interest at the Base Rate pursuant to Section 8.01(a)) in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans (or such Competitive Bid Borrowing).

(b) Subject to Section 2.14, the Borrower may, upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans in whole at any time by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Euro-Dollar Loans of the several Banks included in such Group of Loans.

(c) Except as provided in Section 2.12(a), the Borrower may not prepay all or any portion of the principal amount of any Competitive Bid Loan prior to the maturity thereof.

(d) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.13. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01, without set-off or counterclaim. The Administrative Agent will promptly distribute in like funds to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.

Section 2.14. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a different type of Loan (whether such payment or conversion is pursuant to Section 2.12, Article 6, Article 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.07(c), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loan after notice has been given to any Bank in accordance with Section 2.04(a), 2.08(c) or 2.12(d), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.15. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16. Regulation D Compensation. If and so long as a reserve requirement of the type described in the definition of “Euro-Dollar Reserve Percentage” is prescribed by the Board of Governors of the Federal Reserve System (or any successor), each Bank subject to such requirement may require the Borrower to pay, contemporaneously with each payment of interest on each of such Bank’s Euro-Dollar Loans, additional interest on such Euro-Dollar Loan at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after such Bank gives such notice and (y) shall notify the Borrower, at least five Euro-Dollar Business Days before each date on which interest is payable on the Euro-Dollar Loans, of the amount then due to such Bank under this Section.

Section 2.17. Letters of Credit. (a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit from time to time upon the request of the Borrower; provided that, immediately after each Letter of Credit is issued (i) the Total Outstanding Amount shall not exceed the Total Commitment and (ii) the aggregate amount of the Letter of Credit Liabilities shall not exceed $200,000,000. Upon the date of issuance by an Issuing Bank of a Letter of Credit, such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its Commitment bears to the Total Commitment; provided that (i) if the scheduled Termination Date of a Bank falls prior to the expiry date of a Letter of Credit then outstanding (because the Commitments of the other Banks have been extended in accordance with Section 2.01(c)), such Bank’s participation in such Letter of Credit shall terminate on such Termination Date, and the participations of the other Banks therein shall be redetermined pro rata in proportion to their Commitments after giving effect to the termination of the Commitment of such former Bank and (ii) if and to the extent necessary to permit such redetermination of the participations in Letters of Credit within the limits of the Commitments which are not terminated on such date, the Borrower shall prepay on such date all or a portion of the outstanding Loans and/or secure cancellation of outstanding Letters of Credit, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon its having done so.

(b) Method for Issuance; Terms; Extensions.

(i) The Borrower shall give the Issuing Bank notice at least three Domestic Business Days (or such shorter notice as may be acceptable to the Issuing Bank in its discretion) prior to the requested issuance of a Letter of Credit (or, in the case of renewal or extension, prior to the Issuing Bank’s deadline for notice of nonextension) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Bank of the contents thereof and of the amount of such Bank’s participation in such Letter of Credit.

(ii) The obligation of any Issuing Bank to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank and that the Borrower shall have executed and delivered such other customary instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested; provided, however, that any Issuing Bank may decline to issue any Letter of Credit at such Issuing Bank’s sole discretion (including, without limitation, if such Issuing Bank’s internal policies do not permit the issuance of a letter of credit for the purposes for which such Letter of Credit is being requested). The Borrower shall also pay to the Issuing Bank for its own account issuance, drawing, amendment, settlement and extension charges, if any, in the amounts and at the times as agreed between the Borrower and the Issuing Bank.

(iii) The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Bank, the Issuing Bank shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that (i) a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Bank and (ii) in no event will a Letter of Credit expire (including pursuant to a renewal or extension thereof) on a date later than the first anniversary of the Termination Date.

(iv) If, at the LC Cut-Off Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize each such Letter of Credit (in an amount equal to the reimbursement obligations which would arise if such Letter of Credit had been fully drawn on such date).

(c) Payments; Reimbursement Obligations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Bank (the “Payment Date”). The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due on the Payment Date; provided that no such payment shall be due from the Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by the Borrower after 10:00 A.M. (New York City time) on any date, on the next succeeding Domestic Business Day); and provided further that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) below on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such Reimbursement Obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such Reimbursement Obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.

(ii) If the Commitments remain in effect on the Payment Date, all such amounts paid by the Issuing Bank and remaining unpaid by the Borrower after the date and time required by Section 2.17(c)(i) (a “Reimbursement Obligation”) shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing pursuant to Section 3.02, and unless the Borrower otherwise instructs the Administrative Agent by not less than one Domestic Business Day’s prior notice, convert automatically to Base Rate Loans on the date such Reimbursement Obligation arises. The Administrative Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 12:00 Noon (New York City time) on such date requesting each Bank to make, and each Bank hereby agrees to make, a Base Rate Loan, in an amount equal to such Bank’s pro rata share of the Reimbursement Obligation with respect to which such notice relates. Each Bank shall make such Loan available to the Administrative Agent at its address referred to in Section 9.01 in immediately available funds, not later than 2:00 P.M. (New York City time), on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Loans to the Issuing Bank, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

(iii) To the extent a Reimbursement Obligation is not funded by a Bank pursuant to clause (ii) above, such Bank will pay to the Administrative Agent, for the account of the Issuing Bank, immediately upon the Issuing Bank’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Bank’s pro rata share of such Reimbursement Obligation, together with interest on such amount for each day from the date of the Issuing Bank’s demand for such payment (or, if such demand is made after 1:00 P.M. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Domestic Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. The Issuing Bank will pay to each Bank ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Bank has made payment to the Issuing Bank in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Bank is required to be returned, such Bank will return to the Issuing Bank any portion thereof previously distributed to it by the Issuing Bank.

(d) Obligations Absolute. The obligations of the Borrower and each Bank under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto, provided by any party affected thereby;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Bank (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) payment under a Letter of Credit against presentation to the Issuing Bank of documents that do not comply with the terms of such Letter of Credit;

(vii) any termination of the Commitments prior to, on or after the Payment Date for any Letter of Credit, whether at the scheduled termination thereof, by operation of Article 6 or otherwise; or

(viii) any other act or omission to act or delay of any kind by any Bank (including the Issuing Bank), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (viii), constitute a legal or equitable discharge of or defense to the Borrower’s or the Bank’s obligations hereunder;

provided, that this Section 2.17(d) shall not limit the rights of the Borrower or any Bank under Section 2.17(e)(ii).

(e) Indemnification; Expenses.

(i) The Borrower hereby indemnifies and holds harmless each Bank (including each Issuing Bank) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.17; provided that the Borrower shall not be required to indemnify any Bank or the Administrative Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent found by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Person.

(ii) None of the Banks (including, subject to subsection (f) below, an Issuing Bank) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above; provided that, notwithstanding Section 2.17(d), the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent finally determined by a court of competent jurisdiction to have been caused by (x) the Issuing Bank’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit; provided further that each Bank shall have a claim for direct (but not consequential) damage suffered by it, to the extent finally determined by a court of competent jurisdiction to have been caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(iii) Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Bank as required by this subsection, the Banks agree to do so ratably in accordance with their Commitments.

(f) Stop Issuance Notice. If the Required Banks reasonably determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Banks may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Bank. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Banks that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Banks may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Administrative Agent and the Issuing Banks may and shall conclusively rely upon any Stop Issuance Notice while it remains in effect.

(g) If the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to or entered into by the Issuing Bank relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control; provided that, to the extent the Issuing Bank so agrees in such other documentation, its liabilities and responsibilities in connection with a Letter of Credit may be governed thereby rather than by subsection (e)(ii), but such agreement by the Issuing Bank may not directly or indirectly alter the rights and obligations of any other Bank under this Agreement.

Section 2.18. Increased Commitments; Additional Banks.

(a) From time to time the Borrower may, upon at least five days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Banks), increase the aggregate amount of the Commitments by an amount not less than $10,000,000 (the amount of any such increase, the “Increased Commitments”).

(b) To effect such an increase, the Borrower may designate one or more of the existing Banks or other financial institutions acceptable to the Administrative Agent and each Issuing Bank which at the time agree to (i) in the case of any such Person that is an existing Bank, increase its Commitment and (ii) in the case of any other such Person (an “Additional Bank”), become a party to this Agreement with a Commitment of not less than $10,000,000.

(c) Any increase in the Commitments pursuant to this Section 2.18 shall be subject to satisfaction of the following conditions:

(i) before and after giving effect to such increase, all representations and warranties contained in Article 4 shall be true;

(ii) at the time of such increase, no Default shall have occurred and be continuing or would result from such increase; and

(iii) after giving effect to such increase, the aggregate amount of all increases in Commitments made pursuant to this Section 2.18 shall not exceed $200,000,000.

(d) An increase in the aggregate amount of the Commitments pursuant to this Section 2.18 shall become effective upon the receipt by the Administrative Agent of (i) an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Administrative Agent may reasonably request and (iii) a certificate of the Borrower stating that the conditions set forth in subsection (c) above have been satisfied.

(e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.18, (i) the respective Letter of Credit Liabilities of the Banks shall be redetermined as of the effective date of such increase and (ii) within five Domestic Business Days, in the case of any Group of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Group of Euro Dollar Loans then outstanding, the Borrower shall prepay such Group in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Committed Loans from the Banks in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Committed Loans are held by the Banks in such proportion.

ARTICLE 3

CONDITIONS

Section 3.01. Effectiveness. This Amended Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

(a) receipt by the Administrative Agent of counterparts of this Amended Agreement signed by each of the parties listed on the signature pages hereof (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of facsimile, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) receipt by the Administrative Agent of an opinion of PacifiCorp Office of General Counsel, internal counsel for the Borrower, dated the Effective Date, substantially in the form of Exhibit E-1 hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(c) receipt by the Administrative Agent of an opinion of Stoel Rives LLP, counsel for the Borrower, dated the Effective Date, substantially in the form of Exhibit E-2 hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(d) receipt by the Administrative Agent of an opinion of Davis Polk & Wardwell, special counsel for the Administrative Agent, dated the Effective Date, substantially in the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(e) receipt by the Administrative Agent of any approvals, authorizations, consents or orders of, or filings with, utility regulatory authorities required with respect to this Agreement and the Notes including, without limitation, the Washington Utilities and Transportation Commission, the Public Service Commission of Utah, the Idaho Public Utilities Commission, the Public Utility Commission of Oregon, the Public Service Commission of Wyoming and the California Public Utilities Commission;

(f) receipt by the Administrative Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent; and

(g) receipt by the Administrative Agent for the benefit of the Banks of the up-front participation fees previously agreed to by the Borrower;

provided that this Amended Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied or waived in accordance with Section 9.05 not later than July 7, 2006. The Administrative Agent shall promptly notify the Borrower, the Banks and each other party to the Existing Agreement of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. On the Effective Date, (i) the Existing Agreement shall be automatically amended and restated in its entirety to read as this Amended Agreement, (ii) each Person listed on the signature pages hereof which is not a party to the Existing Agreement shall become a Bank party to this Agreement, (iii) the Commitment of each Bank shall be the amount set forth opposite the name of such Bank on the Commitment Schedule and (iv) any Bank party to the Existing Agreement but not listed in the Commitment Schedule (a “Departing Bank”) shall cease to be a Bank party to this Agreement and all accrued fees and other amounts payable under the Existing Agreement for the account of such Departing Bank shall be due and payable on the Effective Date; provided that the provisions of Sections 8.03, 8.04 and 9.03 of the Existing Agreement shall continue to inure to the benefit of such Departing Bank. Promptly after the Effective Date, the Administrative Agent shall deliver to each Bank a copy of this Amended Agreement including photocopies of counterpart signature pages signed by each of the parties hereto.

Section 3.02. Borrowings and Issuances of Letters of Credit. The obligation of any Bank to make a Loan on the occasion of any Borrowing and the obligation of any Issuing Bank to issue (including any renewal or extension of) any Letter of Credit is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of (i) a Notice of Borrowing as required by Section 2.02 or 2.03 or (ii) a Notice of Issuance as required by Section 2.17(c), as the case may be;

(b) the fact that, immediately after such Borrowing or issuance, the Total Outstanding Amount will not exceed the Total Commitment and the aggregate amount of the Letter of Credit Liabilities shall not exceed $200,000,000;

(c) the fact that, immediately prior to and after such Borrowing or issuance, no Default shall have occurred and be continuing;

(d) the fact that the representations and warranties of the Borrower contained in this Agreement (other than the representations and warranties contained in Section 4.04(b) and Section 4.05) shall be true on and as of the date of such Borrowing or issuance; and

(e) in the case of any Borrowing subsequent to April 30, 2011, or in the case of any issuance of any Letter of Credit with an expiry date subsequent to April 30, 2011, receipt by the Administrative Agent of evidence satisfactory to it that the Borrower has obtained a renewal of its authority from the Idaho Public Utilities Commission as described in Exhibit E hereto.

Each Borrowing or issuance of any Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in clauses (b), (c), (d) and (e) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated and validly existing under the laws of Oregon, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than such filings as have been made and remain effective and such approvals or orders as have been obtained and are in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or to which any of its properties are subject, or result in the creation or imposition of any Lien on any asset of the Borrower.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and the Notes, if and when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with their respective terms except as (i) the foregoing may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 4.04. Financial Information. (a) The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2006 and the related audited statements of consolidated income and retained earnings and of consolidated cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Borrower’s 2006 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) There has since March 31, 2006 been no change in the business, financial position, results of operations or prospects of the Borrower which would materially adversely affect the ability of the Borrower to meet its commitments hereunder.

Section 4.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility of an adverse decision which would materially adversely affect the ability of the Borrower to meet its commitments hereunder (except as disclosed in the Borrower’s 2006 Form 10-K, as filed with the Securities and Exchange Commission) or (ii) which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

Section 4.06. Environmental Matters. The Borrower conducts in the ordinary course of its business a review of the effect of existing Environmental Laws on its business, operations and properties, and as a result thereof has reasonably concluded that such Environmental Laws are unlikely to have a material adverse effect on the ability of the Borrower to meet its commitments hereunder.

Section 4.07. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or would result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (ii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, except where such failure or incurrence would not have a material adverse effect on the ability of the Borrower to meet its commitments hereunder.

Section 4.08. Taxes. The Borrower has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower. The charges, accruals and reserves on the books of the Borrower in respect of taxes or other governmental charges are, in the reasonable opinion of the Borrower, adequate.

Section 4.09. Not an Investment Company. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10. Insurance. The properties and operations of the Borrower of a character usually insured by Persons of established reputation engaged in the same or a similar business, similarly situated, are adequately insured both as to type of insurance and amount by financially sound and reputable insurers, and the Borrower carries with such insurers adequate other insurance, including, without limitation, public liability and product liability insurance, as is usually carried by Persons of established reputation engaged in the same or a similar business, similarly situated.

ARTICLE 5

COVENANTS

The Borrower agrees that, so long as any Bank has any Commitment hereunder or any Loan or Letter of Credit remains outstanding or any amount payable hereunder remains unpaid:

Section 5.01. Information. The Borrower will deliver to each of the Banks:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related statements of consolidated income and retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter, the related statement of consolidated income and retained earnings for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter and the related statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case (except for the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter) in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by an Authorized Officer;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an Authorized Officer (i) setting forth in detail satisfactory to the Administrative Agent the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.05 and 5.06(j) on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements;

(e) forthwith upon the occurrence of any Default, a certificate of an Authorized Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA), for which the requirement of notice to the PBGC within 30 days has not been waived, with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA in excess of $10,000,000 or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, which reorganization, insolvency or termination is reasonably expected to result in a current payment obligation of one or more members of the ERISA Group in excess of $10,000,000, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan, or makes any amendment to any Plan, which has resulted or would result in the imposition of a Lien or the posting of a bond or other security, a certificate of an Authorized Officer setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

(i) from time to time such additional information regarding the financial position or business of the Borrower as the Administrative Agent, at the request of any Bank, may reasonably request.

Section 5.02. Maintenance of Property; Insurance. The Borrower will keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; will maintain with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against by companies of established repute engaged in the same or a similar business; and will promptly furnish to the Banks such information as to the insurance carried as may be reasonably requested in writing by the Administrative Agent.

Section 5.03. Conduct of Business and Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the conduct of its business.

Section 5.04. Compliance with Laws. The Borrower will comply in all respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where non-compliance therewith would not have a material adverse effect on the ability of the Borrower to meet its commitments hereunder.

Section 5.05. Total Debt. Total Debt will at no time exceed 65% of Total Capitalization provided that for the purposes of the calculation of this ratio, any non-cash effects resulting from adoption of the proposed “Statement of Financial Accounting Standards dated March 31, 2006: Employers’ Accounting for Defined Pension and other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” will be excluded.

Section 5.06. Negative Pledge. The Borrower will not create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) the Lien of the Umbrella Mortgage;

(b) any Lien that qualifies as an “Excepted Encumbrance” under Section 1.06 of the Umbrella Mortgage, provided that foreclosure of any Liens for taxes, assessments or other governmental charges so qualifying shall have been effectively stayed;

(c) any Lien on the Borrower’s interest in facilities securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such facilities, provided that the interest on such Debt is exempt from tax under the Internal Revenue Code as in effect when such Debt is incurred or assumed;

(d) any Lien on the Borrower’s interest in Pollution Bonds or cash or cash equivalents securing (i) the obligation of the Borrower to reimburse the issuer of a Pollution LC for a drawing on such Pollution LC for the purpose of purchasing Pollution Bonds or (ii) the obligation of the Borrower to reimburse or repay amounts advanced under any facility entered into to provide liquidity or credit support for any issue of Pollution Bonds;

(e) any Lien on any asset securing Debt of the Borrower incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(f) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower and not created in contemplation of such event;

(g) any Lien existing on any asset prior to the acquisition thereof by the Borrower and not created in contemplation of such acquisition;

(h) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt of the Borrower secured by any Lien permitted by any of the foregoing clauses (b) through (g), inclusive, of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(i) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt or obligations under Hedging Agreements, (ii) do not secure any single obligation (or series of related obligations) in an amount exceeding $100,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(j) Liens on cash and cash equivalents securing obligations under Hedging Agreements; provided that the aggregate amount of cash and cash equivalents subject to Liens permitted by this clause (j) shall at no time exceed $75,000,000;

(k) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt of the Borrower and Liens not permitted by clause (j) above on cash and cash equivalents securing obligations under Hedging Agreements; provided that the sum of (i) the aggregate principal amount of Debt secured by such Liens and (ii) the aggregate amount of cash and cash equivalents subject to Liens not permitted by clause (j) above securing obligations under Hedging Agreements shall not at any time exceed 7.5% of Tangible Net Worth;

(l) the right of the counterparty to two or more Hedging Agreements with the Borrower to close out such Hedging Agreements if applicable margin or other requirements are not met and apply any proceeds thereof to any resulting balance due;

(m) Liens on cash and letters of credit securing obligations under Commodity Forward Contracts; and

(n) the right of the counterparty to two or more Commodity Forward Contracts to close out such Commodity Forward Contracts if applicable margin or other requirements are not met and apply any proceeds thereof to any resulting balance due.

Section 5.07. Consolidations, Mergers and Sales of Assets. The Borrower will not, without the prior written consent of the Required Banks:

(i) consolidate or merge with or into any other Person; provided that the Borrower may merge with another Person if (x) the Borrower is the surviving corporation and (y) on the effective date of such consolidation or merger, and immediately after giving effect thereto, no Default shall have occurred or be continuing, or

(ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Borrower to any other Person.

Section 5.08. Use of Proceeds. The proceeds of the Loans made and the Letters of Credit issued under this Agreement will be used by the Borrower for its general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 5.09. Guarantees. The Borrower will not enter into any Guarantee of any Debt or other obligation of any Subsidiary, except (i) any such Guarantees of Debt or other obligations that (a) have been approved by appropriate orders from the utility regulatory authorities to which the Borrower is at the time subject and (b) pertain solely to Debt or other obligations substantially all of the net proceeds of which are loaned by such Subsidiary to the Borrower and (ii) any such Guarantees of other obligations which Guarantees are not material to the financial position of the Borrower either individually or in the aggregate.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Loan or any Reimbursement Obligation or shall fail to pay, within five days of the due date thereof, any interest, commitment fees or facility fees payable hereunder or shall fail to Cash Collateralize any Letter of Credit pursuant to Section 2.17(b)(iv);

(b) the Borrower shall fail to pay any other amount claimed by one or more Banks under this Agreement within five days of the due date thereof, unless (i) such claim is disputed in good faith by the Borrower, (ii) such unpaid claimed amount does not exceed $100,000 and (iii) the aggregate of all such unpaid claimed amounts does not exceed $300,000;

(c) the Borrower shall fail to observe or perform any covenant contained in Sections 5.05 to 5.09, inclusive;

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b) or (c) above) for 15 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

(e) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(f) the Borrower shall fail to make any payment in respect of any Material Debt (other than the Loans or any Reimbursement Obligation) or Material Hedging Obligations when due or within any applicable grace period;

(g) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt of the Borrower or enables the holder of such Material Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(h) the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property; or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(i) an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect;

(j) the Borrower or any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability in excess of $25,000,000 (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Multiemployer Plan against any member of the ERISA Group to enforce Section 515 or 4219(c)(5) of ERISA in respect of an amount or amounts aggregating in excess of $25,000,000, and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which would cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000;

(k) a judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(l) MidAmerican shall fail to own (directly or indirectly through one or more Subsidiaries) at least 80% of the outstanding shares of common stock of the Borrower; any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), except Berkshire Hathaway Inc. or any wholly-owned subsidiary thereof, shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more of the outstanding shares of common stock of MidAmerican; or, during any period of 14 consecutive calendar months commencing on or after March 21, 2006, individuals who were directors of the Borrower on the first day of such period and any new director whose election by the board of directors of the Borrower or nomination for election by the Borrower’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the applicable period or whose election or nomination for election was previously so approved, shall cease to constitute a majority of the board of directors of the Borrower;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and the obligation of each Bank to make Loans hereunder and the obligation of each Issuing Bank to issue any Letter of Credit hereunder and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrower declare the Loans (together with accrued interest thereon) and any outstanding Reimbursement Obligations in respect of any drawing under a Letter of Credit to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (h) or (i) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) and any outstanding Reimbursement Obligations in respect of any drawing under a Letter of Credit shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(d) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

Section 6.03. Cash Cover. The Borrower agrees, in addition to the provisions in Section 6.01, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of the Required Banks or any Issuing Bank having an outstanding Letter of Credit, pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate amount available for drawing under all Letters of Credit outstanding at such time (or, in the case of a request by an Issuing Bank, all such Letters of Credit issued by it), provided that, upon the occurrence of any Event of Default specified in clause (h) or (i) above with respect to the Borrower, and on the Termination Date, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent, any Issuing Bank or any Bank.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it in good faith and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing or issuance of a Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes, the Letters of Credit or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it in good faith to be genuine or to be signed by the proper party or parties.

Section 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent and any Issuing Bank, their affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any Letter of Credit or any action taken or omitted by such indemnitees hereunder or thereunder.

Section 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks (with the consent of the Borrower so long as no Event of Default exists) shall agree upon and appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 10 Domestic Business Days after the retiring Administrative Agent gives notice of resignation, then the retiring

Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from any subsequent duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 7.09. Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

Section 7.10. Syndication Agent. The Syndication Agent, in such capacity, shall have no duty or liability whatsoever under this Agreement.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loans or Competitive Bid LIBOR Loans:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the London Interbank Offered Rate, as applicable, for such Interest Period, or

(b) in the case of Euro-Dollar Loans, the Required Banks advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Competitive Bid LIBOR Borrowing, the Competitive Bid LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

Section 8.02. Illegality. (a) If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.

(b) If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (ii) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Banks.

Section 8.03. Increased Cost and Reduced Return. (a) If on or after (x) the date of this Agreement, in the case of any Committed Loan or Letter of Credit, or any obligation to make Committed Loans or issue or participate in any Letters of Credit or (y) the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) or any Issuing Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit (including Letters of Credit and participation therein)

extended by, any Bank (or its Applicable Lending Office) or any Issuing Bank or shall impose on any Bank (or its Applicable Lending Office) or any Issuing Bank or on the London interbank market any other condition affecting its Fixed Rate Loans or the Letters or Credit, its Note or its obligation to make Fixed Rate Loans or its obligations hereunder in respect of Letters of Credit; and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) or such Issuing Bank of making or maintaining any Fixed Rate Loan or of issuing or participating in any Letters of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) or such Issuing Bank under this Agreement or under its Note or Letters of Credit with respect thereto, by an amount deemed by such Bank or such Issuing Bank to be material, then, within 15 days after demand by such Bank or such Issuing Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank or such Issuing Bank such additional amount or amounts as will compensate such Bank or such Issuing Bank for such increased cost or reduction.

(a) If any Bank or any Issuing Bank shall have determined that, after the date of this Agreement, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (including any determination by any such authority, central bank or comparable agency that, for purposes of capital adequacy requirements, the Commitments hereunder do not constitute commitments with an original maturity of less than one year), has or would have the effect of reducing the rate of return on capital of such Bank or such Issuing Bank (or any Parent of such Bank or Issuing Bank) as a consequence of such Bank’s or such Issuing Bank’s obligations hereunder to a level below that which such Bank or such Issuing Bank (or any Parent of such Bank or Issuing Bank) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or such Issuing Bank to be material, then from time to time, within 15 days after demand by such Bank or such Issuing Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank or such Issuing Bank such additional amount or amounts as will compensate such Bank or such Issuing Bank (or any Parent of such Bank or Issuing Bank) for such reduction. Notwithstanding the foregoing, the Borrower shall only be obligated to compensate such Bank or such Issuing Bank for any amount arising or accruing during (i) the period commencing 90 days prior to the date on which such Bank or such Issuing Bank gave notice to the Borrower pursuant to Section 8.03(c) of the event entitling such Bank or such Issuing Bank to such compensation and (ii) any period during which, because of the retroactive application of such statute, regulation or other such basis, such Bank or such Issuing Bank did not know that such amount would arise or accrue.

(b) Each Bank and each Issuing Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date of this Agreement, which will entitle such Bank or such Issuing Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank or such Issuing Bank, be otherwise disadvantageous to such Bank or such Issuing Bank. A certificate of any Bank or any Issuing Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank or such Issuing Bank may use any reasonable averaging and attribution methods.

Section 8.04. Taxes. (a) For purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank, each Issuing Bank and the Administrative Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank, such Issuing Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

(b) Any and all payments by the Borrower to or for the account of any Bank, any Issuing Bank or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank, such Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) The Borrower agrees to indemnify each Bank, each Issuing Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank, such Issuing Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank, such Issuing Bank or the Administrative Agent (as the case may be) makes demand therefor.

(d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(e) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(b) or 8.04(c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

Section 8.05. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least three Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply, all Loans which would otherwise be made by such Bank as (or continued as or converted to) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks). If such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

Section 8.06. Substitution of Bank. If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 8.02, (ii) any Bank has demanded compensation under Section 8.03 or 8.04 or (iii) any Bank has declined a request to extend the Termination Date pursuant to Section 2.01(c), the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase for cash, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto, the outstanding Loans and Commitment of such Bank and to assume all of such Bank’s other rights and obligations hereunder without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to (A) the principal amount of all of such Bank’s outstanding Loans plus (B) any accrued but unpaid interest thereon plus (C) the accrued but unpaid fees in respect of that Bank’s Commitment hereunder plus (D) such amount, if any, as would be payable pursuant to Section 2.14 if the outstanding Loans of such Bank were prepaid in their entirety on the date of consummation of such assignment plus (E) any other amounts due and payable to such Bank hereunder.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (v) in the case of the Borrower, at its address or facsimile number set forth on the signature pages hereof, (w) in the case of the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (x) in the case of any Issuing Bank, at its address, facsimile number or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent or any Issuing Bank under Article 2 or Article 8 shall not be effective until received.

Section 9.02. No Waivers. No failure or delay by the Administrative Agent or any Bank or Issuing Bank in exercising any right, power or privilege hereunder or under any Note or under any Letter of Credit shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of Administrative the Agent, including fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Bank or any Issuing Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency, workout, restructuring and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify the Administrative Agent, each Bank and each Issuing Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and reasonable expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) in any way relating to or arising out of this Agreement or any Loans or any Letter of Credit hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

Section 9.04. Set-Offs; Sharing. (a) If (i) an Event of Default has occurred and is continuing and (ii) the Required Banks have requested the Administrative Agent to declare the Loans and the Reimbursement Obligations to be immediately due and payable pursuant to Article 6, or the Loans and the Reimbursement Obligations have become immediately due and payable without notice as provided in Article 6, then the Administrative Agent, each Bank and each Issuing Bank are hereby authorized by the Borrower at any time and from time to time, to the extent permitted by applicable law, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Bank or Issuing Bank, as the case may be, to or for the account of the Borrower against any obligations of the Borrower to the Administrative Agent or such Bank or Issuing Bank, as the case may be, now or hereafter existing under this Agreement, regardless of whether any such deposit or other obligation is then due and payable or is in the same currency or is booked or otherwise payable at the same office as the obligation against which it is set off and regardless of whether the Administrative Agent or such Bank or Issuing Bank, as the case may be, shall have made any demand for payment under this Agreement. The Administrative Agent and each Bank agree promptly to notify the Borrower after any such set-off and application is made by such party; provided that any failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and the Banks under this subsection are in addition to any other rights and remedies which they may have.

(b) Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to the Loans and Letter of Credit Liabilities held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Banks, and such other adjustments (including, without limitation, any adjustments required by reason of a setoff subsequently being rescinded or otherwise required to be restored) shall be made from time to time, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of any Issuing Bank or the Administrative Agent are affected thereby, by it); provided that no such amendment or waiver shall, (A) unless signed by each affected Bank, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any Reimbursement Obligation or any fees hereunder (other than any fees referred to in Section 2.09(b)(ii) or Section 2.17(b)(ii) which may be mutually agreed between the Borrower and the Issuing Bank from time to time) or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any Reimbursement Obligation, any fees hereunder or for any reduction or termination of any Commitment or (except as expressly provided in Section 2.17) the expiry date of any Letter of Credit, or (B) unless signed by all the Banks, (i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section 9.05 or any other provision of this Agreement, (ii) alter the right of any Bank to pro rata sharing of payments as provided herein or (iii) change this Section 9.05.

Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

(b) Any Bank may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment, including all or a portion of its Loans and/or Letter of Credit Liabilities at the time owing to it. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05(A) without the consent of the Participant. Promptly after any Bank grants any such participating interest (except a participating interest in one or more Competitive Bid Loans), such Bank shall inform the Borrower of the identity of the Participant and the amount of such participating interest. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Bank may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part of all (equivalent to an initial Commitment of not less than $5,000,000), of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower (which shall not be unreasonably withheld or delayed), the Administrative Agent and the Issuing Bank; provided that, if an Assignee is an Approved Fund, an affiliate of such transferor Bank or was a Bank immediately before such assignment, or if an Event of Default exists, no such consent of the Borrower shall be required, and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Competitive Bid Loans. Upon execution and delivery of such an instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required and/or requested, a new Note is issued to the Assignee. In connection with any such assignment (other than an assignment to an Approved Fund or an affiliate of such transferor Bank), the transferor Bank shall pay, or cause to be paid, to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the thirtieth day following the execution of the instrument of assignment, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04(d).

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the State of Delaware or New York a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans owing to, and the Letter of Credit Liabilities of, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(g) Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In addition, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other proceeding under any bankruptcy or similar law. Notwithstanding anything to the contrary contained in this Section 9.06(g), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. No amendment to this Section 9.06(g) shall be binding on any SPC without its written consent.

Section 9.07. Confidentiality. Each of the Administrative Agent, Issuing Bank and the Banks agrees to exercise all reasonable efforts to keep any proprietary or financial information delivered or made available to it by the Borrower confidential from anyone other than (x) the officers, directors and employees of the Administrative Agent, any Issuing Bank, any Bank or any of their respective affiliates who have a need to know such information in accordance with customary practices and (y) agents of, or persons retained by, the Administrative Agent, any Issuing Bank or any Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans, and who, in the case of (x) and (y), receive such information having been made aware of the restrictions set forth in this Section; provided that nothing herein shall prevent the Administrative Agent, any Issuing Bank or any Bank from disclosing such information (i) to the Administrative Agent, any Issuing Bank or any Bank in connection with the transactions contemplated by this Agreement, (ii) upon the order of any court or administrative agency or otherwise pursuant to subpoena or similar procedure or in accordance with law, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Administrative Agent, any Issuing Bank or any Bank, or their respective affiliates, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Administrative Agent, any Issuing Bank, any Bank or their respective affiliates may be a party, (vi) to the Administrative Agent’s, any Issuing Bank’s or any Bank’s legal counsel and independent auditors, (vii) to any actual or proposed Participant or Assignee of all or part of such Bank’s rights hereunder, or to any actual or proposed contractual counterparty (or its advisors) to any securitization, hedge, or other derivative transaction relating to a party’s obligations hereunder, in each case which has agreed in writing to be bound by the provisions of this Section 9.07, (viii) in connection with the exercise of any remedy hereunder or (ix) with the prior written consent of the Borrower. The Administrative Agent, each Issuing Bank and each Bank shall attempt in good faith, to the extent permitted by applicable law, (i) to notify the Borrower of any disclosure of such information referred to in clause (ii) of the preceding sentence and (ii) upon a reasonable and timely request by the Borrower, cooperate with the Borrower (at the Borrower’s expense) for any application the Borrower may make for an appropriate protective order to preserve the confidentiality of such information or limit the disclosure thereof. Notwithstanding anything in this Agreement to the contrary, each party to this Agreement (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the credit facility provided pursuant to this Agreement and all materials of any kind, including opinions or other tax analyses, that have been provided to it by any other party relating to such tax treatment and tax structure.

Section 9.08. Collateral. Each of the Banks represents to the Administrative Agent, each Issuing Bank and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.09. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.10. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.11. USA PATRIOT Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies all Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PACIFICORP
By:	/s/ Bruce N. Williams

Name: Bruce N. Williams
Title: Treasurer
	Address:	825 N.E. Multnomah St.
Portland, Oregon 97232
Telecopy number: (503) 813-5673

JPMORGAN CHASE BANK, N.A.
By:	/s/ Thomas Casey

Name: Thomas Casey
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC
By:	/s/ Andrew N. Taylor

Name: Andrew N. Taylor
Title: Vice President

UNION BANK OF CALIFORNIA, N.A.
By:	/s/ Dennis G. Blank

Name: Dennis G. Blank
Title: Vice President

BARCLAYS BANK PLC
By:	/s/ Alison McGuigan

Name: Alison McGuigan
Title: Associate Director

THE BANK OF NOVA SCOTIA
By:	/s/ Thane Rattew

Name: Thane Rattew
Title: Managing Director

ABN AMRO BANK N.V.
By:	/s/ Kris Grosshans

Name: Kris Grosshans
Title: Managing Director

By:	/s/ R. Scott Donaldson

Name: R. Scott Donaldson
Title: Vice President

BNP PARIBAS
By:	/s/ Mark Renaud

Name: Mark Renaud
Title: Managing Director

By:	/s/ Francis De Laney

Name: Francis De Laney
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ Brian Caldwell

Name: Brian Caldwell
Title: Director

By:	/s/ Thomas Cantello

Name: Thomas Cantello
Title: Vice President

DEUTSCHE BANK AG
By:	/s/ Marcus Tarkington

Name: Marcus Tarkington
Title: Director

By:	/s/ Rainer Meier

Name: Rainer Meier
Title: Vice President

WACHOVIA BANK, N.A.
By:	/s/ Frederick W. Price

Name: Frederick W. Price
Title: Managing Director

CALYON NEW YORK BRANCH
By:	/s/ Dennis Petito

Name: Dennis Petito
Title: Managing Director

By:	/s/ Michael Willis

Name: Michael Willis
Title: Director

LEHMAN BROTHERS BANK, FSB
By:	/s/ Gary T. Taylor

Name: Gary T. Taylor
Title: Senior Vice President

US BANK NATIONAL ASSOCIATION
By:	/s/ Janice T. Thede

Name: Janice T. Thede
Title: Vice President

WELLS FARGO BANK, N. A.
By:	/s/ Steven J. Anderson

Name: Steven J. Anderson
Title: Senior Vice President

WILLIAM STREET COMMITMENT CORPORATION (Recourse only to assets of William Street Commitment Corporation)
By:	/s/ Mark Walton

Name: Mark Walton
Title: Assistant Vice President

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	/s/ Thomas L. Casey

Name: Thomas L. Casey
Title: Vice President
	Address:	270 Park Avenue, 4th Floor New York, NY 10017
Facsimile
number: 212-270-3089